EXHIBIT 99.1 - First Commonwealth Financial Corporation Press Release dated July 22, 2004

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	July 22, 2004	(724) 349-7220

FIRST COMMONWEALTH ANNOUNCES SECOND QUARTER EARNINGS AND INTENT TO RESTRUCTURE FHLB ADVANCES

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF) reported net income of $11.6 million for the second quarter of 2004 which translates into $0.18 basic and diluted earnings per share, compared to net income of $13.4 million and $0.23 basic and diluted earnings per share for the comparable period in 2003.  Return on equity was 9.76% and return on assets was 0.82% for the second quarter of 2004, compared to 12.99% and 1.15%, respectively for the related 2003 period.  The 2003 period contained securities gains in excess of the 2004 period, whereas the 2004 period included merger and integration costs that were not present in the 2003 period.  The 2004 quarter incorporates results of operations of GA Financial, Inc. since May 24, 2004, as well as results of Pittsburgh Financial Corp. for the entire reporting period

Net income for the six months ended June 30, 2004 was $24.9 million, or $0.40 basic and $0.39 diluted earnings per share compared to net income of $26.7 million and $0.46 basic and $0.45 diluted earnings per share for the related period in 2003.  Return on equity was 10.90% and return on assets was 0.92% for the six months of 2004 compared to 13.07% and 1.17%, respectively for the six-month period of 2003.

Net Interest Income
Net interest income for the second quarter of 2004 increased by $3.0 million over the related period of 2003 as earning assets increased.  This increase was partially offset by a decline in net interest margin of 34 basis points (0.34%), primarily as the earning asset yields declined faster than funding costs.  The reduction of short-term interest rates tends to reduce rates on loan categories and time deposits, but non-maturity deposits (such as savings and NOW accounts) are already at very low levels and therefore declined very little.

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Net interest margin, which is net interest income, on a fully tax-equivalent basis, as a percentage of average earning assets was 3.21% in the six months of 2004 compared to 3.63% in the first six months of 2003 reflecting a reduction of 42 basis points (0.42%).   Continued low or declining interest rates would tend to continue to strain net interest income.  Rising interest rates should tend to have a favorable impact on net interest income.

Noninterest income
Net securities gains were $145 thousand in the second quarter of 2004 compared to $3.2 million in the 2003 quarter while net securities gains were $4.0 million in the first six months of 2004 compared to $5.5 million in the first six months of 2003.  Gains were primarily from the sale of equity securities.  The increase in service charges on deposits and the inclusion of fee income from Pittsburgh Financial Corp. and GA Financial, Inc. were the primary causes of the increases in other noninterest income.

Noninterest Expense
Noninterest expenses increased $5.2 million during the 2004 quarter when compared to the second quarter of 2003, while noninterest expense for the six months of 2004 increased $9.1 million when compared to the six month period of 2003. The inclusion of Pittsburgh Financial Corp. and GA Financial, Inc. in the Corporation's results was the primary causes of the increased noninterest expense.  Additionally, the Corporation incurred merger and integration expenses of $873 thousand in the second quarter of 2004 and $2.2 million in the first six months of 2004.  The most significant other noninterest expense item that increased was salaries and employee benefit cost.  The six month period of 2003 also included the benefit of a $610 thousand partial recovery of a litigation settlement.

Provision for Credit Losses
The provision for credit losses decreased $945 thousand in the second quarter of 2004 when compared to the 2003 related quarter and decreased $2.3 million for the first six months of 2004 when compared to the comparable 2003 period, reflecting improvement in nonperforming loans and net charge-offs.  The second quarter of 2004 reflected a decrease of  $831 thousand in net charge-offs when compared to the second quarter of 2003 and net charge-offs for the six-month period of 2004 was $1.5 million less than the related period of 2003.

Credit quality
Nonperforming loan levels continued to show significant improvement at June 30, 2004, when compared to the previous year, reflecting an $11.2 million reduction.  The Corporation believes that the allowance for credit losses is adequate at this time.  The uncertain economic conditions present a risk to the company and the industry but management feels that its risk management process is thorough and serves as an early warning system so that an appropriate response will be promptly implemented.

Restructuring of FHLB Advances
First Commonwealth Bank's Board of Directors, at its regularly scheduled meeting on July 20, 2004, has authorized the company to restructure certain of its Federal Home Loan Bank advances (which we refer to as FHLB advances) during the third quarter of 2004.  First Commonwealth will pre-pay approximately $440 million of advances primarily with maturities in 2008 with a weighted average rate of 5.43%.  Recent acquisitions increased the Corporation's FHLB advances to $918 million, of which $516 million is scheduled to mature in 2008.

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The Corporation expects to incur penalties in connection with the prepayment of the existing advances, which will result in a one-time charge of approximately $29.5 million ($19.2 million after tax) or approximately $0.28 per share in the third quarter of 2004.  The existing advances will be replaced with other borrowings having maturities ranging from overnight to 2010 and having an average interest rate of approximately 2.5%, based on today's rates.

This transaction is intended to expand the maturity distribution of the Company's FHLB advances to minimize the impact on any one year.  The Corporation expects that the proposed transaction will result in an increase in net interest income over the remaining term of the original advances in excess of the amount of the prepayment penalties. The Corporation expects the improvement in net interest income to increase net income per share by approximately $0.02 -$0.03 per share each quarter during the remainder of 2004 and 2005.   The Corporation assumed that short-term interest rates would increase 225 basis points (2.25%) over the next 18 months.

Joseph E. O'Dell, President and Chief Executive Officer said, "The transaction makes sense in this interest rate environment.  The Corporation remains well capitalized and does not expect the proposed transaction to negatively affect its current dividend policy."

First Commonwealth Financial Corporation is a $6.3 billion bank holding company headquartered in Indiana, PA.  It operates in 17 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank.  Financial services and insurance products are also provided through First Commonwealth Trust Company, First Commonwealth Financial Advisors, Inc. and First Commonwealth Insurance Agency.  The Corporation also operates First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, FraMal Holdings Corporation, an investment services company, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intended," and "potential."  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the timing and magnitude of changes in interest rates; changes in accounting principles, policies or guidelines; changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward-looking statements made in this press release are qualified by these cautionary statements, and the cautionary language in First Commonwealth's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.

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FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter		For the 6 Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Interest income	$65,498	$61,186	$127,470	$123,503
Interest expense	27,063	25,745	52,228	51,216
Net interest income	38,435	35,441	75,242	72,287
Provision for credit losses	2,520	3,465	4,620	6,925
Net interest income after provision for credit losses	35,915	31,976	70,622	65,362

Securities gains	145	3,221	3,995	5,455
Trust income	1,442	1,284	2,710	2,469
Service charges on deposits	3,760	3,255	6,960	6,104
Insurance commissions	865	848	1,669	1,645
Income from bank owned life insurance	1,251	1,052	2,514	2,098
Merchant discount income	907	895	1,735	1,707
Card related interchange income	890	695	1,510	1,299
Other income	1,837	1,948	3,587	3,492
Total other income	11,097	13,198	24,680	24,269

Salaries and employee benefits	17,141	15,146	33,844	30,481
Net occupancy expense	2,165	1,771	4,354	3,745
Furniture and equipment expense	2,705	2,544	5,226	5,096
Data processing expense	913	621	1,726	1,148
Pennsylvania shares tax expense	1,140	1,081	2,274	2,141
Intangible amortization	238	6	312	13
Litigation settlement	0	0	0	(610)
Merger and integration charges	873	0	2,164	0
Other operating expense	8,369	7,213	15,361	14,140
Total other expenses	33,544	28,382	65,261	56,154
Income before income taxes	13,468	16,792	30,041	33,477
Applicable income taxes	1,908	3,365	5,158	6,746
Net income	$11,560	$13,427	$24,883	$26,731

Average shares outstanding	64,455,920	58,769,160	62,614,372	58,736,392
Average shares outstanding assuming dilution	64,947,209	59,101,475	63,118,440	59,018,324

Per Share Data:
Basic earnings per share	$0.18	$0.23	$0.40	$0.46
Diluted earnings per share	$0.18	$0.23	$0.39	$0.45
Cash dividends per share	$0.160	$0.155	$0.320	$0.310

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Asset Quality Data At June 30,
	2004	2003
Loans on nonaccrual basis	$13,285	$20,810
Past due loans	11,085	14,778
Renegotiated loans	189	201
Total nonperforming loans	$24,559	$35,789
Loans outstanding at end of period	$3,468,152	$2,621,569
Average loans outstanding(year-to-date)	$2,983,534	$2,644,059
Allowance for credit losses	$42,664	$35,604
Nonperforming loans as percent of total loans	0.71%	1.37%
Net charge-offs(year-to-date)	$4,324	$5,817
Net charge-offs as percent of average loans (annualized)	0.29%	0.44%
Allowance for credit losses as percent of average loans
outstanding	1.43%	1.35%
Allowance for credit losses as percent of nonperforming
loans	173.72%	99.48%
Other real estate owned	$2,421	$1,714

End of Period Data At June 30,
	2004	2003
Assets	$6,260,984	$4,830,764
Earning assets	$5,812,053	$4,586,430
Securities	$2,336,663	$1,963,624
Loans,net of unearned income	$3,468,152	$2,621,569
Total deposits	$3,894,074	$3,219,809
Non-interest bearing deposits	$478,749	$396,794
NOW, Moneymarket & Savings	$1,823,170	$1,256,014
Time deposits	$1,592,155	$1,567,001
Short-term borrowings	$727,698	$594,210
Long-term debt	$1,074,676	$578,408
Other liabilities	$40,363	$26,875
Shareholders' equity	$524,173	$411,462
Shares outstanding	69,446,220	59,071,871
Book value per share	$7.55	$6.97
Market value per share	$12.97	$12.96

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Quarter To Date Average Balances At June 30,
	2004	2003
Assets	$5,667,865	$4,686,742
Earning assets	$5,291,477	$4,424,688
Securities	$2,163,400	$1,768,458
Loans,net of unearned income	$3,123,093	$2,654,956
Deposits	$3,537,360	$3,194,329
Shareholders' Equity	$476,543	$414,484

YearTo Date Average Balances At June 30,
	2004	2003
Assets	$5,420,192	$4,608,493
Earning assets	$5,089,264	$4,347,692
Securities	$2,100,664	$1,702,130
Loans,net of unearned income	$2,983,534	$2,644,059
Deposits	$3,408,964	$3,130,275
Shareholders' Equity	$459,282	$412,344

Profitability Ratios
	For the Quarter		For the 6 Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Return on average assets	0.82%	1.15%	0.92%	1.17%
Return on average equity	9.76%	12.99%	10.90%	13.07%
Yield on earning assets (FTE)	5.19%	5.81%	5.25%	5.98%
Total cost of funds	2.32%	2.66%	2.34%	2.72%
Net interest margin (FTE)	3.15%	3.49%	3.21%	3.63%
Efficiency ratio (FTE) (a)	63.87%	54.95%	61.66%	54.78%
Fully tax equivalent adjustment	$2,988	$3,013	$5,912	$5,959

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis", plus "total other income".